Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXX) and related prospectus of Endurance Specialty Holdings Ltd. and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedules of Endurance Specialty Holdings Ltd. and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda
December 15, 2008